Exhibit 12(b)

              Murphy Oil Corporation and Consolidated Subsidiaries Computation of Ratio of Earnings Before Special Items to Fixed Charges
                    (Thousands of dollars except for ratios)


                                                          Three Months Ended
                                                                March 31,                     Years Ended December 31,
                                                          -------------------   -------------------------------------------------
                                                            1999       1998       1998      1997      1996      1995       1994
                                                            ----       ----       ----      ----      ----      ----       ----
EARNINGS
--------
Income (loss) from continuing operations
 before income taxes                                      $(11,193)   24,810     (8,277)   211,650   216,355   (148,728)  127,710
Eliminate (gain) loss from special items before taxes        1,513         0     84,821      5,739   (31,046)   193,739   (21,034)
Deduct income from equity companies                           (117)     (223)      (772)    (1,136)   (1,286)    (1,348)   (1,129)
Add dividends from equity companies                             66        88        757      1,572     1,235      1,267     1,224
Add fixed charges - detailed below                           6,587     4,658     21,383     15,647    15,650     16,717    15,252
Add amortization of capitalized interest                       686       413      2,172      1,333     1,500      2,982     2,159
Deduct interest capitalized                                 (1,145)   (2,550)    (7,606)   (12,096)  (10,202)    (9,015)   (9,842)
                                                          --------    ------     ------    -------   -------     ------    ------
     Adjusted earnings (loss) before special items        $ (3,603)   27,196     92,478    222,709   192,206     55,614   114,340
                                                          ========    ======     ======    =======   =======     ======   =======


FIXED CHARGES
-------------
Interest expense (includes amortization of debt
 expense and discount or premium related to
 indebtedness)                                            $  5,616     3,876     18,090     12,717    13,120     14,428    12,398
Less interest expense treated as special item                                                                      (251)
Add estimated interest portion of rent expense                 971       782      3,293      2,930     2,530      2,540     2,854
                                                          --------    ------     ------    -------   -------     ------    ------
     Fixed charges before special items                   $  6,587     4,658     21,383     15,647    15,650     16,717    15,252
                                                          ========    ======     ======    =======   =======     ======   =======


RATIO OF EARNINGS TO FIXED CHARGES                             0.0      5.8        4.3       14.2      12.3         3.3       7.5
----------------------------------                             ===      ===        ===       ====      ====         ===       ===


DEFICIENCY (LESS THAN ONE-TO-ONE
  COVERAGE)                                               $(10,190)
                                                          ========